Exhibit 4.14

Lease Agreement

Lessor (Party A): Junrong Capital Holdings Limited

Unified Social Credit Code: 91330102352448503P

Leasee (Party B): Zeshi (Hangzhou) Health Management Co., Ltd.

Unified Social Credit Code: 91330102MA2H2FJF16

In accordance with the Agreement Law of the People’s Republic of China and other laws and regulations, Party A and Party B hereby enter into the Agreement (“Agreement”) on the leasing of the House located at 147 Ganshui Lane, Shangcheng District, Hangzhou city (“House”) through full consultation on the principle of fairness, mutual benefit and reciprocity.

Article 1 Situation of the House

1.1 The rental house is located on the second floor of No. 147 Ganshui Lane, Shangcheng District, Hangzhou, with a construction area of 112.34 square meters and 36.44 square meters on the courtyard.

1.2 Party B has fully understood the property right, nature, purpose, current situation and neighboring relationship of the House and has conducted field investigation. Party B is willing to lease the House and perform all obligations as agreed in the Agreement.

Article 2 Use of the House

2.1 Party B leases the above houses for office use only.

2.2 During the lease period, Party B needs to obtain Party A’s consent to change the contents of the industry.

2.3 Party B must engage in legal business activities and shall not violate laws, rules and regulations, and shall not conduct any act that may adversely affect the reputation of Party A and the park.

Article 3 Lease term

3.1 The Agreement lease period is from April 1, 2022 to March 31, 2023.

3.2 Upon expiration of the lease term, Party B shall have the priority to renew the lease under the same conditions.

Article 4 House rental, payment method

4.1 House rental

4.1.1 The rental is RMB 90,844.46 yuan from April 01, 2022 to August 17, 2022. The unit price of the construction area is RMB 5.01 yuan / day / square meter, and the unit price of the courtyard area is 2.5 yuan / day / square meter. Before the house rent is paid, Party A and Party B shall confirm the rental amount.

4.1.2 From August 18, 2022, the rental unit price will increase by 3% on the basis of the previous rental until the end of the Agreement. From August 18, 2022 to March 31, 2023, the rental is RMB 152,135.06 yuan. Before the house rent is paid, Party A and Party B shall confirm the rental amount.

4.1.3 During the lease period, Party B shall pay the rental within ten days after the Agreement becomes effective.

4.1.4 If Party B fails to pay the Agreement deposit as agreed, Party A has the right to cancel the Agreement unilaterally and claim Party B’s liability for breach of Agreement.

4.2 Payment method

4.2.11 Party B shall remit the rental to the bank account appointed by Part A or deliver the check to the address appointed by Part A.

Article 5 Requirements and maintenance responsibilities of the House

5.1 The house and auxiliary equipment are leased by Party B. Party B shall be responsible for daily maintenance and repair, and Party B shall bear the cost.

5.2 If Party B needs to add equipment and expand electricity, it shall obtain the consent of Party A, and the cost shall be borne by Party B. For all facilities and equipment replaced or added by Party B, Party B shall be responsible for the inspection, repair, maintenance and other work and bear the expenses. If Party B entrusts Party A or the property management company to repair and maintain, Party B shall bear the relevant expenses. Party A only provides single-circuit power supply.

5.3 During the lease term, Party B shall be responsible for the repair of any damage to or failure of the House and its ancillary facilities and equipment due to Party B’s improper use or man-made causes, and shall bear the repair costs.

5.4 Party B shall be solely responsible for the interior decoration of the House, and shall not damage the facade and main structure of the Premises during decoration, and shall not privately set up a kitchen. The decoration scheme shall be approved by Party A and submitted for approval and construction according to regulations. If Party B needs to reconstruct the house or add equipment, it shall obtain the written consent of the relevant department, and all the expenses shall be borne by Party B. Party B shall use central air conditioning for decoration and place it at the location designated by Party A. If Party B fails to use and place the air conditioner as required, it shall be removed unconditionally, and Party A has the right to investigate Party B’s liability for breach of Agreement.

5.5 Party B shall not erect any temporary building outside the Premises without permission. In case of any damage to public facilities, greening, roads and other public resources due to improper use or Party B’s reasons, Party B shall be responsible for repairing the damage free of charge. In case of any serious circumstances, Party A shall have the right to unilaterally terminate the Agreement, take back the Premises free of charge and claim Party B’s liability.

5.6 Party A has the right to temporarily stop using any facilities due to the needs of maintenance and inspection, but Party B shall be notified in writing in advance, and Party B shall cooperate.

5.7 During the lease period, Party B shall do a good job in fire safety and other tasks in accordance with the regulations of the relevant departments.

Article 6 Sublet and renewal

6.1 During the lease term, Party B shall not sublease, lend or sublease the House without authorization (any joint venture, partnership, partnership or cooperation without the written approval of Party A shall be deemed as sublease). Once found, Party A has the right to unilaterally terminate the Agreement, take back the house without compensation, confiscate the lease deposit and claim Party B’s liability for breach of Agreement.

6.2 Upon expiration of the lease term, Party A shall have the right to take back the House unconditionally, and Party B shall return the House to Party A as scheduled. If Party B needs to continue to lease the Premises, it shall submit a written request for renewal to Party A before the expiration of the lease term. With the consent of Party A, both parties may sign a new lease Agreement. The rent and other expenses during the renewal period shall be negotiated by both parties.

6.3 If Party B does not make a request for renewal, it shall be deemed that Party B has given up the leas If Party B fails to submit a written request for renewal to Party A within the above time limit, it shall be deemed that Party B waives the renewal of the lease, and the Agreement shall be automatically terminated upon expiration of the lease term. Party A shall have the right to cooperate with any future tenant of the Premises or relevant individuals to survey the Premises after notifying Party B in advance within all reasonable time before the end of the lease term, and Party B shall not obstruct such survey, provided that such behavior of Party A shall not interfere with the normal office activities of Party B.

Article 7 Return of the House

7.1 Return date and scope of use

7.1.1 Party B should return the house before the end of the lease period

7.1.2 Except for the expiration of the lease term and normal termination, if Party A or Party B unilaterally terminates the Agreement, Party B shall return the leased house within 10 days from the date of early termination or termination of the Agreement.

7.2 Return status and attribution of decoration and ancillary facilities and equipment.

7.2.1 After the Agreement expires, Party B can take away the additional equipment. The non-removable equipment belongs to Party A free of charge.

7.2.2 Party B shall bear all costs that cannot be restored.

7.3 Consequences of late return

7.3.1 If the house is not returned within 10 days after the due date, Party A has the right to take measures to recover the house.

7.3.2 If Party B returns the leased house after the due date, in addition to paying the rent according to the Agreement standard, Party B shall also pay the occupation fee at twice the basic rent.

Article 8 Modification, cancellation and termination of Agreements

8.1 During the lease period, if the terms of the Agreement need to be changed, both parties shall negotiate and sign in writing.

8.2 The Agreement cannot be performed due to force majeure, and both parties are not liable for breach of contract.

8.3 If the Agreement is terminated early due to national policy, both parties shall not be liable for breach of contract.

Article 9 Liability for breach of contract

The breaching party pays a penalty of 30% of the rent.

Article 10 Application of law

If the negotiation fails, the people’s court where the house is located shall sue.

Article 11 Others

11.1 Documents mailed to the contract address by Party A shall be deemed to be served within three days from the date of mailing.

11.2 The unfinished matters will be negotiated separately by both parties.

11.3 The contract becomes effective after being sealed. Two copies of the same contract, each part holding one copy.

(Signing pages follows)

Party A: Junrong Capital Holdings Limited	Party B:Zeshi (Hangzhou) Health Management Co., Ltd.

Legal representative:	Legal representative:

Date:	Date: